SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 14, 2013

Date of Report (Date of earliest event reported)

QUAKER CHEMICAL CORPORATION

(Exact name of Registrant as specified in its charter)

Commission File Number 001-12019

PENNSYLVANIA	No. 23-0993790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Quaker Park

901 E. Hector Street

Conshohocken, Pennsylvania 19428

(Address of principal executive offices)

(Zip Code)

(610) 832-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

On June 14, 2013, we and our wholly owned subsidiaries, Quaker Chemical Corporation (“Quaker Delaware”), Epmar Corporation, Quaker Chemical B.V. and Quaker Chemical Europe B.V. entered into a new syndicated multicurrency credit facility providing for financing in the United States and the Netherlands (the “Amended and Restated Credit Agreement”). This unsecured facility amends and restates the Credit Agreement between us and Bank of America, N.A. and certain other parties, dated October 14, 2005, as amended, and replaces the prior credit facility provided under that agreement. The facility terminates and the debt under the Amended and Restated Credit Agreement is due five years from the closing date. The facility allows for revolving credit borrowings in a principal amount of up to $300 million, which can be increased by an additional amount of up to $100 million at our option if lenders agree to increase their commitments and we satisfy certain conditions. Bank of America, N.A. acts as administrative agent, swing line lender and letter of credit issuer under the Amended and Restated Credit Agreement. Merrill Lynch, Pierce Fenner & Smith Incorporated and RBS Citizens, N.A. act as joint lead arrangers and joint book managers, and RBS Citizens, N.A. also acts as syndication agent. PNC Bank, N.A. acts as documentation agent. In general, borrowings under the Amended and Restated Credit Agreement bear interest at either a base rate or LIBOR plus a margin determined by our consolidated leverage ratio.

We, Quaker Delaware and Epmar Corporation are jointly and severally liable for the obligations of all of the borrowers under the Amended and Restated Credit Agreement. Each of Quaker Chemical B.V. and Quaker Chemical Europe B.V. is liable only for the debt under the facility made to it directly by the lenders or advanced to it by us with our borrowings under the facility.

Our Amended and Restated Credit Agreement contains a number of business and financial covenants and events of default. Among them are: cross default to other indebtedness in excess of certain threshold amounts; final judgments in excess of certain threshold amounts; insolvency; a change of control of us in certain circumstances; and covenant defaults (subject, in some cases, to a grace period). Upon the occurrence of an event of default, the lenders may terminate the commitments and declare all loans due and payable. Some of the more important business and financial covenants are discussed below.

Our Amended and Restated Credit Agreement restricts the incurrence of additional indebtedness by us or certain of our subsidiaries, subject to certain exceptions including, among other things, a basket of up to $50 million of certain unsecured debt. Our Amended and Restated Credit Agreement contains restrictions on investments and acquisitions of other businesses, lines of business and divisions. In general, and subject to certain limitations, acquisitions of other businesses, lines of business and divisions are permitted provided that our consolidated leverage ratio does not exceed 3.25 to 1.00 and consolidated liquidity is at least $25 million, each measured after giving effect to such acquisition, and we are otherwise in compliance with the Amended and Restated Credit Agreement covenants. Additionally, such acquired business must not be engaged, in a material way, in a line of business substantially different than ours.

There are also restrictions on dispositions of assets, subject to certain exceptions including, among other things, a basket of dispositions up to 5% of consolidated net tangible assets in any fiscal year. The borrowers may not make restricted payments such as dividends or capital stock purchases if a default under the agreement is occurring or would result from such restricted payment.

In addition to business covenants, there are financial covenants in our Amended and Restated Credit Agreement. The facility includes a consolidated interest coverage test and a consolidated leverage test. We are required to maintain a consolidated interest coverage ratio of at least 2.50 to 1.00 and a maximum consolidated leverage ratio of 3.50 to 1.00, as defined in the Amended and Restated Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUAKER CHEMICAL CORPORATION Registrant

Date: June 17, 2013	By:	/S/ MARGARET M. LOEBL
MARGARET M. LOEBL
Vice President, Chief Financial Officer and Treasurer